Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is made by and between Open Lending Corporation, a Delaware corporation (the “Company”), and Charles D. Jehl (the “Executive”), and is effective as of September 11, 2024 (the “Effective Date”).
WHEREAS, effective as of the Effective Date, the parties intend this Agreement to replace in all respects the Employment Agreement (as amended) entered into between the Executive and the Company on August 28, 2020, including without limitation any offer letter or severance agreement; and
WHEREAS, Mr. Jehl commenced employment with the Company on August 28, 2020 and the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”) and shall have such powers and duties as may from time to time be prescribed by the Board; provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. For the period beginning on the Effective Date and ending on such date as the Board appoints a successor Chief Financial Officer of the Company, or the successor’s actual start date, if later (the “Interim Period”), the Executive shall serve as the Interim Chief Financial Officer of the Company, and shall have such powers and duties as may from time to time be prescribed by the Board. For the avoidance of doubt, the Executive shall not be entitled to Good Reason termination pursuant to Section 3(e) of this Agreement upon the expiration of the Interim Period. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of the Executive’s duties or obligations to the Company (whether under this Agreement, the Restrictive Covenant, any other agreement, applicable law or otherwise), as determined by the Board in its sole discretion. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board members positions that the Executive holds with the Company or any or its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason and by whichever party. The Executive shall execute any documents in reasonable form as may be requested by the Company to confirm or effectuate any such resignations.
2.Compensation and Related Matters.
(a)Base Salary. The Executive’s initial base salary rate shall be based on the annualized rate of $500,000 per annum. The Executive’s base salary may be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The Executive’s base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices and schedule for senior executives.
(b)Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee in its discretion. Commencing on the Effective Date (and including the 2024 fiscal year), the Executive’s target annual incentive compensation shall be one hundred percent (100%) of the Executive’s Base Salary (the “Target Incentive Compensation”). The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein or in any applicable incentive compensation plan, to earn any incentive compensation in respect of a given calendar year, the Executive must be employed by the Company in good standing on the day such incentive compensation is paid; provided, however, that the requirement to be employed on the date of payment is waived if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) below or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e) below. Subject to the foregoing, annual incentive compensation in respect of a given calendar year shall be paid to the Executive no later than March 15 of the year following the year to which such annual incentive compensation relates. Notwithstanding the foregoing, in the event of a Change in Control during the Term, the Company shall pay to the Executive, if then employed by the Company, a pro-rata portion of the greater of the Target Incentive Compensation or the actual amount of the Executive’s annual bonus based on actual performance determined under the terms of the Company’s annual incentive program as then in effect, in each case with such pro-rata portion calculated by multiplying such incentive for the year in which the Change in Control occurs by a number: (x) the numerator of which is the number of days worked by the Executive between and including January 1 of the fiscal year in which the Change in Control occurs and the date on which the Change in Control occurs, and (y) the denominator of which is three hundred sixty five (365).
(c)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in
    27

performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(d)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time as well as any perquisites provided to the Company’s executive officers, subject to the terms and conditions of such plans or arrangements. The Company’s employee benefit plans or arrangements may be modified or terminated at any time in the Company’s sole discretion.
(e)Paid Time Off. The Executive shall be entitled to paid time-off in accordance with the Company’s applicable paid time off/paid vacation policy for executives, as may be in effect and/or which may be modified or adjusted from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executives. Unless otherwise required by applicable Company policy or applicable law, any accrued unused vacation days or paid time off remaining at the end of a given year or when the Executive’s employment terminates shall be forfeited and not paid out.
(f)Long-Term Incentive Compensation. During the Term, the Executive shall be eligible for long-term incentive awards commensurate with the Executive’s position and performance, in the discretion of the Board or the Compensation Committee (each such award, a “LTI Award”). For the Executive’s annual LTI Award in fiscal year 2025, the target amount of such award shall be in an amount no lower than the Target LTI Award (as defined below). Thereafter beginning in fiscal year 2026, the Executive’s annual long-term incentive target award amount for each fiscal year during the Term shall be $2,500,000, which target shall be subject to increase or decrease from time to time as determined by the Board or the Compensation Committee in its sole and good faith discretion. Subject to the approval of the Board or the Compensation Committee, the Company shall grant such LTI Award to the Executive in the form of restricted stock units, of which (a) 40% shall vest ratably over four (4) years from the grant date (“Time-Based RSUs”), and (b) 60% shall vest subject to the achievement of certain performance criteria over a 3-year performance period (“Performance-Based RSUs”), as determined by the Board or the Compensation Committee in its discretion (for purposes of this Agreement, a $2,500,000 LTI Award consisting of 60% Performance-Based RSUs and 40% Time-Based RSUs is referred to herein as the “Target LTI Award”). The Time-Based RSUs and Performance-Based RSUs shall be subject to the provisions of the Company’s 2020 Stock Option and Incentive Plan (the “Plan”) and the applicable restricted stock unit agreements (each, a “RSU Agreement”), including but not limited to the vesting schedule or conditions (including any applicable performance metrics), acceleration provisions and employment termination provisions of the Plan and the RSU Agreement. The Time-Based RSUs shall fully vest if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) below or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e) below and, in each case, the Date of Termination occurs during the Change in Control Period. To the extent assumed, continued or substituted for in connection with a Change in Control, Performance-Based RSUs shall convert into Time-Based RSUs at the time of a Change in Control if the Executive is then employed by the Company at the greater of target or actual performance, as determined by the Board or the Compensation Committee in its
    27

discretion. The Plan and the RSU Agreement(s) are referred collectively to as the “Equity Documents.” The size, type, and terms of any future LTI Award shall be determined by the Board or the Compensation Committee in its discretion.
(g)Cash Transition Bonus. The Company previously granted a cash transition bonus to the Executive in the amount of $500,000 (the “Transition Bonus”). If Executive’s employment with the Company terminates due to Executive’s resignation or by the Company for Cause on or prior to March 22, 2025, the Executive agrees to repay the entire portion of the Transition Bonus to the Company (calculated on an after-tax basis) no later than ten (10) business days following such termination of employment. The repayment obligation under this Section 2(g) shall lapse upon the earlier of (i) March 22, 2025, (ii) the Executive’s termination by the Company without Cause, (iii) the Executive’s death or Disability or (iv) on or following the occurrence of Change in Control, Executive’s termination of employment for Good Reason.
3.Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
(b)Disability. The Company may terminate the Executive’s employment if the Executive experiences a Disability. For purposes of this Agreement, “Disability” shall mean he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 120 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether, during any period, the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall, for the purposes of this Agreement, be deemed to be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of whether the Executive is disabled shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Board, (B) dishonesty to the Board with respect to any material matter, or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the
    27

occasional, customary and de minimis use of Company property for personal purposes or an immaterial error on an expense report; (ii) the commission by the Executive of, or plea of guilty or no lo contendere to, (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were to continue to be employed in the Executive’s position; (iv) continued unsatisfactory performance or non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or Disability) that has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the Board; (v) a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement, the Restrictive Covenants Agreement (as defined below) or any other Continuing Obligations (as defined below); (vi) a breach by the Executive of any fiduciary duty and/or duty of loyalty to the Company or any of its subsidiaries or affiliates; (vii) a material violation by the Executive of the Company’s written employment policies (including, but not limited to, any violation of any written equal employment opportunity policy or any written policy prohibiting discrimination, harassment or retaliation) or corporate governance policies; or (viii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d)Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason including, but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with and completed all steps of the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each a “Good Reason Condition”): (i) a material diminution in the Executive’s responsibilities, authority or duties (provided that the Executive shall not be deemed to have a material diminution in the Executive’s responsibilities, authority or duties solely by reason of the Company ceasing to be a public company on or following the date of a Change in Control); (ii) a diminution in the Executive’s Base Salary greater than five (5%), except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a requirement that the Executive work primarily from an office or geographic location that is beyond a 50 mile radius from the office or geographic location at which the Executive primarily provides services to the Company; or (iv) a material breach of this Agreement by the Company.
    27

The “Good Reason Process” means and consists of the following steps: (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of Executive learning of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates the Executive’s employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement being relied upon.
(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), 30 days after the date on which a Notice of Termination is given or the date specified by the Company in the Notice of Termination provided it is more than 30 days after the date on which the Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in or constitute a termination by the Company for purposes of this Agreement; provided, however, that in such event, the Company shall continue to pay the Executive his Base Salary for such 30-day period in lieu of the Executive’s active employment during such period (or any portion thereof as determined by the Company).
4.Compensation Upon Termination.
(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason and by whichever party, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned but not yet paid through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of
    27

Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).
(b)Executive’s Death or Termination by Company as a Result of Executive’s Disability. If the Executive dies or the Executive’s employment hereunder is terminated by Company as a result of the Executive’s Disability, then, in addition to the Accrued Benefits, the Executive shall be entitled to a pro rata portion of the Executive’s Target Incentive Compensation set forth in Section 2(b) hereof, based upon the number of days the Executive was employed during the Company’s fiscal year for which such Target Incentive Compensation is computed, to the extent the goals applicable to such Target Incentive Compensation are actually met for the fiscal year in question, which shall be payable at the same time such Target Incentive Compensation would have been paid under Section 2(b) hereof.
(c)Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), each outside the Change in Control Period (as defined below), then, in addition to the Accrued Benefits, and subject to (i) the Executive signing, not revoking and complying with the separation agreement in substantially the form set forth in Exhibit A, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and shall provide that if the Executive materially breaches any of the Continuing Obligations and such breach either is not or cannot be cured, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release becoming effective and irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), the Company will pay or provide (as applicable) the following (collectively, the “Severance Pay and Benefits”):
(i)the Company shall pay the Executive an amount equal to twenty-four (24) months of the Executive’s Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive materially breaches any of the Continuing Obligations (as defined below), and such breach either is not or cannot be cured, all payments of the Severance Amount may be terminated by the Company without affecting the other provisions of the Separation Agreement and Release; and
(ii)if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the Date of Termination and properly elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, subject to the Executive’s copayment of the premium amounts at the applicable active employees’ rate, the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of the following: (i) the eighteen (18) month anniversary of the Date of Termination; (ii) the Executive’s
    27

eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of the Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on the Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.
(iii)The amounts payable under this Section 4(c) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Company shall pay the amounts contemplated by Section 4(c)(ii) each month at the time the Company normally pays the Company’s group health provider on behalf of its remaining active employees, except as otherwise provided in Section 4(c)(ii) if such payments are made directly to the Employee. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
5.Change in Control Payment and Benefits. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. The provisions of this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4(c) if (i) the Executive’s employment is terminated either by the Company without Cause as provided in Section 3(d) or by the Executive for Good Reason as provided in Section 3(e) and (ii) the Date of Termination occurs upon, immediately prior to or within twelve (12) months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions of this Section 5 shall terminate and be of no further force or effect immediately after the end of the Change in Control Period.
(a)Change in Control. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e) and in each
    27

case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Benefits, and subject to the Executive signing, not revoking and complying with the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the Company will pay or provide (as applicable) the following (collectively, the “Change in Control Payment and Benefits”):
(i)the Company shall pay the Executive a lump sum in cash in an amount equal to two (2) times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s annual incentive bonus based on the attainment of the actual level of performance as determined by the Board or the Compensation Committee immediately prior to the date of the Change in Control and extrapolated for the remainder of the fiscal year in which the Change in Control occurs or, if higher, the Target Incentive Compensation for the then current year if such termination of employment occurs during the first half of the year; and
(ii)if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the Date of Termination and properly elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, subject to the Executive’s copayment of premium amounts at the applicable active employee’s rate, the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of the following: (i) the eighteen (18) month anniversary of the Date of Termination; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of the Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on the Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.
(iii)The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. To the extent, if any, that provisions of this section affect
    27

the time or form of payment of any amount which constitutes nonqualified deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if a Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5) (or any successor thereto), the time and form (but not the amount) of payment shall be the time and form that would have been applicable in the absence of a Change in Control.
(b)Additional Limitation.
(i)Notwithstanding anything in this Agreement to the contrary, if the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A- 24(b) or (c).
(ii)For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which
    27

shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error or omission.
(c)Definitions. For purposes of this Section 5, the term “Change in Control” shall mean a “Sale Event” as defined in the Company’s 2020 Stock Option and Incentive Plan.
6.Section 409A.
(a)Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) (i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous
    27

as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.Restrictive Covenants and Continuing Obligations. For purposes of this Section 7, unless otherwise expressly indicated, references to the Company shall include, individually and collectively, the Company, its subsidiaries and affiliates, and its and their predecessors (including Lenders Protection, LLC and Open Lending LLC), successors and assigns. For purposes of this Agreement, the Executive’s obligations, covenants and restrictions in this Section 7 and those that arise in any other agreement relating to (or containing provisions relating to) confidentiality, assignment of inventions, non-competition, non-solicitation and/or any other restrictive covenants, and/or that arise, under applicable law, shall collectively be referred to as the “Continuing Obligations.” For avoidance of doubt, this Section 7 is in addition to and supplements (and is supplemented by) and does not supersede or limit (and is not superseded or limited by) any such other agreements and Continuing Obligations.
(a)Proprietary Information. The Executive acknowledges, understands and agrees that, in the course of the Executive’s employment he will be informed of, provided with, utilize on the Company’s behalf, develop and will have access to information concerning the Company and its businesses, customers, business relationships, plans, technology, trade secrets, and financial, business and legal affairs which the Company has not released to the general public, is not generally known to the public or in the industry, has been and will be developed by the Company at great expense, is a valuable competitive asset of the Company, constitutes a “trade secret” under applicable law and/or the disclosure of which or use of which (other than for the benefit of the Company) could result in a competitive disadvantage to the Company or otherwise could negatively affect the Company (collectively, “Proprietary Information”). The Executive understands that all Proprietary Information (and all materials that constitute, comprise or contain such information) is and will be the exclusive property of the Company. By way of illustration and not limitation, Proprietary Information includes such information and materials regarding or constituting: (i) corporate, legal and financial information, including plans, strategies, developments, methods, policies, resolutions, negotiations, contracts, litigation, claims, performance data, debt arrangements, equity structure, investors and holdings, and purchasing, pricing and sales data; (ii) customer and client information, including prices, terms and conditions of the Company’s arrangements or contracts with its clients and customers, the identities, needs, preferences and requirements of the Company’s clients and customers and their use of the Company’s systems, products and/or services, the nature, extent and particulars of the
    27

business dealings between the Company and its clients and customers, client and customer lists and contact information, and any other information provided to the Company by its clients and customers under obligation of confidentiality; (iii) marketing and performance information, including strategies, methods, pricing policies and price lists, cost and performance data, financial results, planning data, customers, clients and prospects contacts, lists and preferences, referral sources and information, vendor and supplier lists, contacts and preferences, and market or sales analyses, projections, reports, or forecasts; (iv) operational, technological, product and service information, including plans, specifications, manuals, forms, templates, software, source code, object code, designs, research, developments, methods, procedures, formulas, algorithms, discoveries, inventions, improvements, intellectual property, innovations, concepts, ideas, and system, product and/or service specifications, features, advantages, disadvantages and/or limitations; and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes (x) any and all information received in confidence by the Company from its clients, customers, distributors or suppliers or other third parties; (y) any and all information which the Company instructs the Executive to keep confidential and/or not to discuss with or disclose to anyone outside the Company (including customers); and (z) any and all information received in confidence by the Company from its customers or suppliers or other third parties. Notwithstanding the foregoing, Proprietary Information does not include any information that is in the public domain, unless due to breach of the Executive’s duties and restrictions under this Section 7 hereof or otherwise owing to the Company.
(b)Confidentiality. The Executive understands, acknowledges and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Proprietary Information; and that the Company is hereby agreeing to provide the Executive with access Proprietary Information as and in consideration of the Executive’s agreement to the Executive’s restrictions, covenants and obligations under this Section 7. At all times, both during and after the Executive’s employment with the Company, the Executive will keep in confidence and trust all such Proprietary Information, and will not use or disclose any such Proprietary Information without the written consent of the Board, except as may be authorized by the Board or necessary in the ordinary course of performing the Executive’s duties for the Company or as may be required by law or legal process. The Executive agrees to take reasonable security measures to prevent accidental or unauthorized use or disclosure of Proprietary Information.
(c)Documents, Records, and Other Company Property. All documents, records, files, data, computer files, software, all copies of the foregoing (in any form or format, whether hard-copy, electronic, digital or otherwise), apparatus, computers, cell phones, tablets, personal data assistants (PDAs) and similar devices, equipment, keys, access cards, credit cards, and other physical property, whether or not pertaining to, constituting or containing Proprietary Information, which are furnished to the Executive by the Company, to which the Executive otherwise has access, or which are produced by the Executive in connection with the Executive’s employment are, will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property (and all copies) as and when requested by the
    27

Company. In any event, the Executive will return all such materials and property in the Executive’s possession, custody or control immediately upon any termination of the Executive’s employment for any reason (whether terminated by the Company or the Executive). The Executive will not retain with the Executive any such material or property or any copies thereof after such termination except as expressly authorized by the Company in writing (signed by a duly authorized representative of the Board).
(d)Ownership and Assignment of Inventions and Developments.
(i)The Executive has made and will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, processes, modifications, improvements, algorithms, software code, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive’s direction during the Executive’s employment with the Company (whether under this Agreement or any other prior or subsequent employment with the Company). The Executive acknowledges that all work performed by the Executive during his/her employment or any other service relationship with the Company has been, is and will be on a “work for hire” basis, and the Executive has assigned and hereby does assign and transfer (and to the extent any such assignment cannot be made at present, will and assign and transfer) to the Company, its successors and assigns, all of the Executive’s right, title and interest in all Developments described above, that (A) relate to the business of the Company or any of the products, systems or services being researched, developed, manufactured, marketed, provided or sold by the Company or which may be used with such products, systems or services; or (B) result from tasks assigned or delegated to the Executive by the Company; or (C) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).
(ii)To preclude any possible uncertainty, the Executive has set forth on Exhibit B a complete list of Developments that the Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of the Executive’s employment or other service relationship with the Company that the Executive considers to be the Executive’s property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Inventions would cause the Executive to violate any prior confidentiality agreement, the Executive understands that the Executive is not to list such Prior Inventions in Exhibit B but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. The Executive has
    27

also listed on Exhibit B all patents and patent applications in which the Executive is named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, the Executive represents that there are no Prior Inventions or Other Patent Rights. If, in the course of the Executive’s employment with the Company, the Executive has incorporated or incorporates a Prior Invention into a Company product, process or machine or other work done for the Company, the Executive hereby grants to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, the Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent (from a duly authorized member of the Board).
(iii)This Agreement does not obligate the Executive to assign to the Company any Development which, in the sole judgment of the Company reasonably exercised, was or is developed entirely on the Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of the Executive’s employment (or other relationship) with the Company, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, the Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. The Executive understand that, to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 7 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to any moral rights or other special rights which the Executive may have or accrue in any Company-Related Developments.
(iv)Both during and after the Executive’s employment with the Company, the Executive will cooperate fully with the Company with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. The Executive will sign, both during and after the Term, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, the Executive hereby irrevocably designates and appoints each officer of the Company and the Chairman of the Board as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.
(e)Non-Competition.
    27

(i)During the Executive’s employment with the Company and during the twenty-four (24) month period immediately after the termination of such employment (regardless of the reason for the termination, and regardless of whether such termination is by the Executive or the Company) (the “Non-Competition Period”), the Executive shall not (without the prior written consent of the Company, in writing signed by a duly authorized representative of the Board), directly or indirectly, whether on the Executive’s own behalf or on behalf of any person or entity, whether as an owner, partner, shareholder, consultant, agent, employee, director, advisor, volunteer, co-venturer or otherwise, engage, participate, assist or invest in, or be employed or engaged with or by any person or entity engaged in, any Competing Business (as hereinafter defined).
(ii)For purpose of the foregoing, a person or entity is or is engaged in a “Competing Business” is if he/she or it is engaged (or actively seeking or planning to engage) in any way in the business of developing, manufacturing, producing, offering, selling, marketing, providing, distributing, performing, licensing, supporting, or soliciting business for (A) automated lending services through loan analytics, risk-based pricing, risk modeling and/or automated decision technology, and/or (B) any product, service or system that is competitive with, the same as, similar to, performs, serves or provides a similar function as, or can be used as a reasonable or competitive substitute or replacement for, any product, service or system offered, sold, provided, marketed, distributed, developed, manufactured, produced, performed, supported, licensed, or that is being developed or is the subject of active planning by the Company at any time during my employment with the Company (each a “Competitive Product or Service”)
(iii)The foregoing restrictions under this Section 7(e) shall be limited to (A) the United States and (B) those foreign countries in which the Company (itself or through its subsidiaries, affiliates or related entities) develops, produces, manufactures, performs, provides, sell or solicits business for its products, services or systems at any time during the Executive’s employment with the Company. Nothing herein shall preclude the Executive from owning up to one percent (1%) of the outstanding stock of a publicly held corporation which is engaged in a Competing Business.
(f)Non-Solicitation. During the Executive’s employment with the Company and during the twenty-four (24) month period immediately after the termination of such employment (regardless of the reason for the termination, and regardless of whether such termination is by the Executive or the Company) (the “Non-Solicitation Period”), the Executive shall not (without the prior written consent of the Company, in writing signed by a duly authorized representative of the Board), directly or indirectly, whether on the Executive’s own behalf or on behalf of any person or entity:
(i)(A) solicit, induce, encourage, persuade, or procure any customer, active prospective customer or supplier of the Company to terminate, reduce, postpone, not enter, divert, or otherwise modify adversely to the Company its business relationship or dealings with or patronage of the Company, or otherwise interfere with such customer’s, prospect’s or contracts, relationship or dealings with the Company, (B)
    27

contact or solicit any such customer, prospective customer or supplier of the Company in connection with a Competing Business and/or any Competitive Product or Service, or (C) sell, provide, perform, offer, accept or promote any service, product or system to any such customer or prospective customer of the Company that is a Competitive Product or Service or that otherwise competes with the Company or any of its products, services or systems; or
(ii)(A) hire, employ, engage or solicit for hire, employment or engagement any officer, director, executive, employee, consultant, contractor or agent of the Company (or any person who was employed or engaged by the Company at any time during the final six (6) months of the Executive’s employment with the Company); or (B) solicit, induce, encourage, persuade or procure any employee, consultant, contractor, vendor, supplier, distributor or agent of the Company to cease, give up, terminate, limit, postpone, divert, reduce or not to commence or continue his/her or its employment, engagement, business, dealings, or other business relationship with the Company, or otherwise interfere with such person or entity’s contract or business relationship with the Company.
(g)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business in a manner that would interfere with or inhibit the Executive’s ability to perform the Executive’s duties to the Company. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(h)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority that relates to events or occurrences that transpired while the Executive was employed by the Company. The Company will pay an hourly rate (based on Base Salary as of
    27

the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs and any other reasonable, out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(h); provided, that such expenses, fees and costs shall be subject to pre-approval by the Company, which shall not be unreasonably withheld or delayed.
(i)Reasonableness of Restrictive Covenants. The Executive understands, acknowledges and agrees that he is being employed in a significant, senior and high-level position of the utmost trust and confidence; that his services to the Company are special, unique and of extraordinary value; and that, by virtue of his employment, position, duties and responsibilities, he will be provided with, have access to, learn, develop and use (all on the Company’s behalf) the Company’s trade secrets and its other Proprietary Information, has duties and responsibilities to develop, enhance and preserve the Company’s customer and other business relationships and good will, and will derive significant personal value and opportunities by virtue of such information, employment, duties, responsibilities and access. The Executive further understands, acknowledges and agrees that the covenants, obligations and restrictions contained in Sections 7(a)-(f) (the “Restrictive Covenants”) (i) are intended to protect the Company’s legitimate business interests including, without limitation, its Proprietary Information, customer, employee and business relationships, and goodwill; and agrees that such obligations and restrictions (and the scope of precluded activities, geographic scope and duration thereof) are necessary, reasonable and appropriate for this purpose; (ii) were and are a material condition and inducement for the Company to employ the Executive, to enter into (and to perform the Company’s obligations under) this Agreement and to provide the Executive with Proprietary Information; and (iii) are in consideration of and ancillary to the Company’s agreement to provide the Executive with such Proprietary Information and of the Executive’s employment with the Company under this Agreement and the additional good and valuable consideration and opportunities provided to the Executive as set forth in this Agreement.
(j)Enforcement; Injunctive Relief. The Executive also understands, acknowledges and agrees that (i) it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Restrictive Covenants, that the Company would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach; (ii) without the restrictions set forth in the Restrictive Covenants, the Executive would be in a position to compete unfairly with the Company, and (iii) the Executive’s education and experience are such that the restrictions set forth in the Restrictive Covenants will not interfere with the Executive’s ability to earn a livelihood nor impose an undue or unreasonable hardship on the Executive. Accordingly, the Executive agrees and consents that, in addition to all other remedies (in law or equity, for monetary damages or otherwise), the Company shall be entitled to temporary, preliminary and permanent injunctive relief or other appropriate equitable relief to restrain or enjoin any such breach or threatened breach without showing or proving any actual damage to the Company; and that, notwithstanding anything to the contrary in Section 8 below, the Company may seek any such temporary, preliminary or permanent injunctive relief in and from a court of competent
    27

jurisdiction. In any such action to enforce any of the Continuing Obligations, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs.
(k)Severability. Each covenant, restriction, provision and sub-part of this Section 7 (including, without limitation each of sub-sections 7(a)-(f) and the sub-parts thereof) is and is intended to be a separate and severable covenant and restriction. If any covenant, restriction, portion or provision of this Section 7 shall to any extent be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction, then it is the intention and the desire of the Parties that such covenant, restriction, portion or provision shall be severed from the remainder of this Agreement and the remainder of this Agreement and this Section 7, and the application of such covenant, restriction, portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby and shall be valid, enforceable and enforced to the fullest extent permitted by law. In the event that any covenant, restriction, portion or provision of this Section 7 is determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of excessive duration, geographic scope, or scope of activities covered/prohibited, it is the intent of the Parties (and the Parties request) that such court or arbitrator shall (unless otherwise prohibited by law) modify or interpret such restriction, covenant, provision or portion so that it will be deemed to extend only over the maximum duration, geographic scope and scope of activities as to which it may be enforceable and shall be so enforced. It is the intent of the Parties that all of the covenants, restrictions, portions and provisions of this Section 7 shall be enforceable to the full extent permitted by applicable law.
(l)Protected Disclosures and Other Protected Action; Defend Trade Secret Act Notice. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenant Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.Arbitration of Disputes.
(a)Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment,
    27

the terms and conditions of such employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the JAMS in Austin, Texas in accordance with the JAMS Employment Arbitration Rules and Procedures (currently available at www.jamsadr.com/rules-employment-arbitration) (the “JAMS Rules”), including, but not limited to, the rules and procedures applicable to the selection of arbitrators. If any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to (or compelled to) arbitration subject to such other person or entity’s consent or agreement. The Executive understands and agrees that the Executive may only bring claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class or collective action or proceeding or any purported representative action proceeding. The Executive further understands and agrees that, by signing this Agreement, the Company and the Executive are waiving and giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate including, without limitation, relief sought under Section 7 or any of the other Continuing Obligations; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.
(b)Arbitration Fees and Costs. If the Executive initiates a claim in arbitration, the Executive shall be required to pay any applicable initial arbitration filing fee which, if such arbitration is administered by JAMS, shall be to the extent provided by the JAMS Rules (and include the JAMS initial case management fee); provided, however, such fees will be capped at the lesser of the applicable fees required under the JAMS Rules or the amount the Executive would have been charged by a court in the Executive’s state of residence to file a judicial complaint for the same claims in court. The Company shall be responsible for any employer/Company filing or case management fee (including any remaining balance of the individual/employee filing/case management fee above the cap) and any other fees or costs charged by JAMS and the arbitrator. However, to the extent permissible under law and following or as part of the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitration fees and costs be distributed or apportioned in an alternative manner. Each party shall be entitled to be represented by their own independent attorneys in connection with any arbitration hereunder, and each party shall pay his/her or its own attorneys’ fees and costs; provided, however, if any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees or costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party to the extent permitted by law.
9.Consent to Jurisdiction. To the extent that any court action is permitted consistent with this Agreement, the parties hereby consent to the jurisdiction of the state courts of Travis
    27

County Texas and the United States District Court for the Western District of Texas. Accordingly, with respect to any such court action, the parties (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.Indemnification. Except to the extent previously executed by the Executive, the Company and the Executive hereby agree to execute the Company’s standard indemnification agreement for senior executives.
11.Integration. Except as otherwise provided, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning the subject matter hereof (including, without limitation, compensation, severance pay and benefits) and supersedes in all respects all prior agreements between the parties concerning the subject matter hereof, provided that the Equity Documents, any indemnification agreement, and any other agreement relating to confidentiality, noncompetition, nonsolicitation or assignment of inventions shall not be superseded by this Agreement (including as provided in Section 7 above) and the Executive acknowledges and agrees that any such agreements remain in full force and effect.
12.Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect or consequences associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
13.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
    27

16.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board. During the Term, any notice, requests, demand and other communications to the Executive shall be sufficient if in writing and delivered via email to the Executive’s applicable Company email address.
17.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 7 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 4 and Section 5 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to Section 4 and Section 5 of this Agreement.
19.Governing Law. This is a Texas contract and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fifth Circuit.
20.Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
    27

22.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
Signature Page(s) Follows.
    27

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.
OPEN LENDING CORPORATION
By:    /s/ Jessica Buss
Name: Jessica Buss
Title: Chairman of the Board
EXECUTIVE
/s/ Charles D. Jehl
Charles D. Jehl

Exhibit A
Release Agreement
This Separation Agreement and Release (this “Agreement”), dated [__], is entered into by and between Open Lending Corporation, a Delaware corporation (the “Company”), and Charles D. Jehl (the “Executive”).
WHEREAS, the Executive, and the Company entered into an Amended and Restated Employment Agreement dated as of September 11, 2024 (the “Employment Agreement”), that provides the Executive with the Severance Pay and Benefits (as defined in the Employment Agreement) in the event of certain terminations of the Executive’s employment;
WHEREAS, the Executive’s employment has so terminated; [and]
WHEREAS, pursuant to [Section 4(c) / Section 5(a)] of the Employment Agreement, this Agreement becoming effective is a condition precedent to the Executive’s entitlement to the Severance Pay and Benefits[; and
WHEREAS, pursuant to Section 2 of the Restricted Stock Unit Agreement between the Company and the Executive dated March 22, 2024 (the “RSU Agreement”), this Agreement becoming effective is a condition precedent to the Executive’s entitlement to accelerated vesting of the restricted stock units under the RSU Agreement].
NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
1.General Release of Claims. The Executive, on behalf of the Executive, the Executive’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through the Executive (collectively, “Releasors”), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge the Company, together with each of its past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former and future directors, officers, partners, agents, members, managers, insurers, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any obligations of any of the Releasees to Releasors for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, losses, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) and liabilities of any kind whatsoever, whether known or unknown, in law or in equity, contingent or absolute (collectively, “Claims”), which the Executive or any of the other Releasors ever had, now has, or may hereafter claim to have by reason of any matter, cause, act, omission or thing whatsoever: (a) arising from the beginning of time through the date the Executive executes this Release, including but not limited to, any such Claims (i) arising out of or relating in any way to the Executive’s employment with the Company or any other Releasee, (ii) arising out of or relating to tort, fraud or defamation, and (iii) arising under any federal, local or state statute or regulation, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), the Americans with Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Texas Labor Code (including, but not limited to, the Texas Payday Law and Chapter 21 of the Texas Labor Code, and Texas Commission of Human Rights Act), and the Texas Whistleblower Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (b) arising out of or relating to the termination of the Executive’s employment; or (c) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Releasee and the Executive, including the Employment Agreement.
2.Exceptions to General Release of Claims.
(a)Nothing contained in this Agreement will in any way diminish or impair: (i) any Claims the Executive may have that cannot be waived under applicable law; (ii) the Executive’s rights under this Agreement and to Severance Pay and Benefits[, shares of the Company’s stock under the RSU Agreement that become vested on employment termination under Section 2 of the RSU Agreement,] and any rights referenced in this Release Agreement; (iii) any rights the Executive may have to vested benefits under employee benefit plans; (iv) any rights Executive may have from time to time to indemnification as provided in the Company’s certificate of incorporation, bylaws, each as amended, or any indemnification agreement between the Company and the Executive; (v) Executive’s right to COBRA or unemployment insurance benefits; or (vi) any rights Executive may have in respect of any shares or other vested equity interests Executive holds in the Company Group.
(b)Pursuant to 18 U.S.C. §1833(b), the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or any of its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement the Executive has with the Company or any of its affiliates is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement or arrangement that the Executive has with the Company shall prohibit or restrict the Executive from making any voluntary disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, the legal department of the Company, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act, in each case, without prior notice to the Company.
3.Restrictive Covenants. The Executive hereby reaffirms the Continuing Obligations (as defined in the Employment Agreement) and acknowledges and agrees that the Continuing Obligations remain in full force and are incorporated by reference as if set forth herein and executed on the date hereof. The Executive acknowledges and agrees that the Company’s obligations to provide the Severance Pay and Benefits are contingent on the Executive complying with the Continuing Obligations. The Executive understands and agrees that if the Executive materially violates any of the Continuing Obligations, in addition to the Company’s right to recover from the Executive any damages arising out of such violation and any other claims and/or remedies for breach of contract or otherwise that may be available at law or in equity: (a) the Company shall be entitled to receive an injunction without bond to restrain any such violation or further violation; and (b) if the violation either is not or cannot be cured, the Company shall not be obligated to pay the Executive any outstanding amount of the Severance Pay and Benefits.
4.Governing Law. This is a Texas contract and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fifth Circuit.
5.Legally Binding. The terms of this Agreement contained herein, including, but not limited to, the “whereas” clauses, are contractual, and not a mere recital.
6.No Admission of Wrongdoing. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Executive or any of the Releasees. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
7.Attorney Consultation; Voluntary Agreement. The Executive acknowledges that (a) the Company has advised the Executive to consult with an attorney of the Executive’s own choosing before signing this Agreement, (b) the Executive has been given the opportunity to seek the advice of counsel, (c) the Executive has carefully read and fully understands all of the provisions of this Agreement, including the General Release of Claims in Section 1, (d) the Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive is not otherwise entitled, including the Severance Pay and Benefits, and (e) the Executive has the full power, capacity and authority to enter into this Agreement.
8.Execution and Revocation. The Executive acknowledges that the Executive has been given 21 calendar days from the date of this Agreement to consider the terms of this Agreement, although the Executive may sign it sooner. In no event can the Executive sign this Agreement prior to the Executive’s last day of employment. The Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21 calendar day consideration period. The Executive will have seven calendar days from the date on which Executive signs this Agreement to revoke the Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 16 of the Employment Agreement. In the event of such revocation by the Executive, this Agreement will not become effective and the Executive will not have any rights to the Severance Pay and Benefits. Provided that the Executive does not revoke this Agreement within such seven calendar day period, this Agreement will become effective on the eighth calendar day after the date on which the Executive signs this Agreement.
[Remainder of page is left blank intentionally]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.
Charles D. Jehl        Open Lending Corporation

        By:
        Name:
        Title:

Dated: _______ __, _____    Dated: _______ __, _____

Exhibit B
To: Open Lending Corporation
From: Charles D. Jehl (the “Executive”)
Date: September 11, 2024
SUBJECT: Prior Inventions
The following is a complete list of all inventions or improvements relevant to the subject matter of the Executive’s employment by the Company that have been made or conceived or first reduced to practice by the Executive alone or jointly with others prior to the Executive’s engagement, employment or other service relationship by the Company and/or its predecessors (including Lenders Protection, LLC and Open Lending LLC):
☒    No inventions or improvements
☐    See below:

☒    Additional sheets attached
The following is a list of all patents and patent applications in which the Executive has been named as an inventor:
☐    None
☐    See below: